As filed with the Securities and Exchange Commission on November 20, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FLOWSERVE CORPORATION
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	31-0267900 (I.R.S. Employer Identification No.)
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
(Address of Principal Executive Offices, Including Zip Code)
Flowserve Corporation Equity and Incentive Compensation Plan
(Full title of the plan)
Ronald F. Shuff, Esq.
Senior Vice President, Secretary and General Counsel
Flowserve Corporation
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
(Name and address of agent for service)
(972) 443-6500
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered(1)	price per share (2)	offering price (2)	registration fee
Common Stock, par value $1.25 per share	2,900,000	$103.67	$300,643,000	$16,775.88

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of the registrant’s common stock issuable under the plan to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The aggregate offering price for the 2,900,000 shares issuable under the Flowserve Corporation Equity and Incentive Compensation Plan was based on a price of $103.67, the average of the high and low prices of the registrant’s common stock on November 13, 2009, as reported on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to eligible participants as specified by Rule 428(b) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus within the meaning of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Flowserve Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) on February 25, 2009.
     (b) All other reports filed by the Registrant with the SEC since December 31, 2008 pursuant to Section 13(a) or 15(d) of the Exchange Act, including the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and the Registrant’s Current Reports on Form 8-K filed with the SEC on January 30, 2009 (excluding the portion thereof deemed to be furnished), May 14, 2009, June 22, 2009, August 31, 2009, September 11, 2009, October 20, 2009 and November 5, 2009.
     (c) The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, filed July 10, 1997, as amended by Amendment No. 1 on Form 8-A/A filed on July 18, 1997 and Amendment No. 2 on Form 8-A/A filed on June 11, 1998, and filed with the SEC pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.
     All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the securities has been passed upon by Ronald F. Shuff, Esq., Senior Vice President, Secretary and General Counsel of the Registrant. Mr. Shuff beneficially owns the Registrant’s common stock and, as a participant in the Registrant’s equity compensation plans, holds options to purchase the Registrant’s common stock and restricted stock units. Mr. Shuff is eligible to receive awards under the Flowserve Corporation Equity and Incentive Compensation Plan.

Item 6. Indemnification of Directors and Officers.
     Section 721 of the New York Business Corporation Law (the “NYBCL”) provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, except that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
     Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.
     Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action that is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.
     Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case where the director or officer has been successful, whether on the merits or otherwise, in defending an action. If the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.
     Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.
     Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify: (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL; (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL; and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, on condition that the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.
     Article Eleventh of the Registrant’s Restated Certificate of Incorporation, as amended, provides as follows:
No director of this corporation shall be personally liable to this corporation or its shareholders for damages for any breach of duty as a director; provided, however, that, to the extent required by applicable law, the foregoing clause shall not apply to any liability of a director if a judgment or other final adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iii) that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article ELEVENTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.
     Article IX of the Registrant’s Amended and Restated By-laws provides that the Registrant shall indemnify and advance expenses to any present or future director or officer from and against any and all liabilities and expenses to the broadest and maximum extent permitted by the NYBCL as the same presently exists or to the greater extent permitted by any amendment hereafter adopted.
     The Registrant has entered into indemnification agreements with its directors and officers that provide indemnification to the fullest extent permitted by the NYBCL, as well as certain additional procedural protections. The indemnification agreements provide that directors and officers will be indemnified to the fullest extent permitted by law against all expenses (including attorneys’ fees) and settlement amounts paid or incurred by them in any proceeding as directors or officers of the Registrant, including any action on account of their services as officers or directors of any other company or enterprise when they are serving in such capacities at the Registrant’s request. The Registrant must pay in advance of a final disposition of a proceeding or claim, the expenses incurred by the indemnitee no later than 10 days after receipt of an undertaking by or on behalf of the indemnitee to repay the amount of the expenses to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by the Registrant. The indemnification agreements also provide the indemnitee with remedies in the event that the Registrant does not fulfill its obligations under the indemnification agreements.
     As permitted by Section 726 of the NYBCL, the Registrant maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against specific expenses in connection with the defense of, and specific liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.
     The preceding discussion of the NYBCL, the Registrant’s Restated Certificate of Incorporation and the Registrant’s Amended and Restated By-laws is not intended to be exhaustive and is qualified in its entirety by reference to the NYBCL and such documents.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following documents are filed as a part of this Registration Statement or incorporated herein by reference:

Exhibit No.	Description

4.1	Flowserve Corporation Equity and Incentive Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A dated April 3, 2009).

5.1	Opinion of Ronald F. Shuff, Esq.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ronald F. Shuff, Esq. (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in the signature page hereto).

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on November 20, 2009.

FLOWSERVE CORPORATION
By:	/s/ Mark A. Blinn
Mark A. Blinn
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark A. Blinn and Ronald F. Shuff, and each of them with full power to act without the other, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James O. Rollans James O. Rollans	Non-Executive Chairman of the Board of Directors	November 20, 2009

/s/ Mark A. Blinn Mark A. Blinn	President, Chief Executive Officer and Director (Principal Executive Officer)	November 20, 2009

/s/ Richard J. Guiltinan, Jr. Richard J. Guiltinan, Jr.	Vice President Finance and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	November 20, 2009

/s/ Gayla J. Delly Gayla J. Delly	Director	November 20, 2009

/s/ Roger L. Fix Roger L. Fix	Director	November 20, 2009

/s/ John R. Friedery John R. Friedery	Director	November 20, 2009

Signature	Title	Date

/s/ Joe E. Harlan Joe E. Harlan	Director	November 20, 2009

/s/ Lewis M. Kling Lewis M. Kling	Director	November 20, 2009

/s/ Michael F. Johnston Michael F. Johnston	Director	November 20, 2009

/s/ Rick J. Mills Rick J. Mills	Director	November 20, 2009

/s/ Charles M. Rampacek Charles M. Rampacek	Director	November 20, 2009

/s/ William C. Rusnack William C. Rusnack	Director	November 20, 2009

/s/ Kevin E. Sheehan Kevin E. Sheehan	Director	November 20, 2009

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Flowserve Corporation Equity and Incentive Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A dated April 3, 2009).

5.1	Opinion of Ronald F. Shuff, Esq.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ronald F. Shuff, Esq. (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in the signature page hereto).